Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. No. 333-140395) for the registration of 1,605,838 shares of Common Stock pertaining to the Employers Holdings, Inc. Equity and Incentive Plan of our report dated July 14, 2006 (except Note 12, as to which the date is August 17, 2006), with respect to the consolidated financial statements of Employers Holdings Inc. (formerly EIG Mutual Holding Company) included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-139092) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 27, 2007